                                                                 EXHIBIT (a) (8)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal which are being mailed to shareholders of St. Jude Medical, inc. on or about February 12, 1998. While the Offer is being made to all shareholders of the Company, tenders will not be accepted from or on behalf of the shareholders in any jurisdiction in which the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash

                                      by

                             St. Jude Medical Inc.

                  Up to 8,000,000 Shares of its Common Stock

          (including the associated Preferred Stock Purchase Rights)

                   at a Purchase Price Not in Excess Of $39.00

                         Nor Less than $32.00 Per Share

         St. Jude Medical, Inc., a Minnesota corporation (the "Company"), invites its shareholders to tender shares of its common stock, par value $.10 per share (the "Shares"), including the associated Preferred Stock Purchase Rights , to the Company at prices not in excess of $39.00 nor less than $32.00 per Share in cash, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 12, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer").

--------------------------------------------------------------------------------
       THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 12, 1998, UNLESS THE
                              OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer to Purchase.

         The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares. Shareholders must make their own decisions whether to tender Shares and, if so, how many Shares to tender and the price or prices at which Shares should be tendered. The Company has been advised that none of its Directors or Executive Officers intends to tender any Shares pursuant to the Offer.

         The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price, not in excess of $39.00 nor less than $32.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The
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Company will select the lowest Purchase Price that will allow it to buy
8,000,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn at prices not in excess of $39.00 nor less than $32.00 per Share) pursuant to the Offer. All Shares validly tendered prior to the Expiration Time (as defined below) at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration terms described below. The term "Expiration Time" means 12:00 Midnight, New York City time, on Thursday, March 12, 1998, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Time" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. The Company reserves the right, in its sole discretion, to purchase more than 8,000,000 Shares pursuant to the Offer. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered at or below the Purchase Price and not withdrawn when, as and if it gives oral or written notice to American Stock Transfer & Trust Company (the "Depositary") of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC")), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.

         The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not in excess of $39.00 nor less than $32.00 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash to the Company without the usual transaction costs associated with open-market sales. The Company is making the Offer because the Board of Directors believes that the purchase of Shares is an attractive use of the Company's financial resources and that the use of cash and borrowings to fund the Offer will result in a more efficient capital structure for the Company.

         Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Time more than 8,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered at or below the Purchase Price and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority:
(i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Time by any Odd Lot Owner (as defined in the Offer to Purchase) who (a) tenders all Shares beneficially owned by such Odd Lot Owner at or below the Purchase Price (tenders of less than all Shares owned by such shareholder will not qualify for this preference), and (b) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Time on a pro rata basis (with appropriate adjustments to avoid the purchase of fractional Shares).

         The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and making a public announcement thereof. Subject to certain conditions set forth in the Offer to Purchase, the Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurence of certain conditions specified in the Offer to Purchase.

         Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time and, unless accepted for payment by the Company as provided in the Offer to Purchase, may also be


                                       2
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withdrawn after 12:00 Midnight, New York City time, on Thursday, April 9, 1998.
For a withdrawal to be effective, the Depositary must receive a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis at its address set forth on the back cover of the Offer to Purchase. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer, the notice of withdrawal must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with the procedures of DTC.

         The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before shareholders decide whether to accept or reject the Offer and, if accepted, at what price or prices to tender their Shares. The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated by reference herein. The Offer to Purchase and related Letter of Transmittal are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for transmittal to beneficial owners of Shares.

         Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent or the Dealer Manager and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below:

                    The Information Agent for the Offer is:

                        [Georgeson & Company Inc. Logo]

                               Wall Street Plaza
                           New York, New York 10005
                       Bankers and Brokers Call Collect:
                                (212) 440-9800
                          All Others Call Toll-Free:
                                (800) 223-2064



                     The Dealer Manager for the Offer is:

                       [Credit Suisse First Boston Logo]

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll-Free (800) 646-4543

February 12, 1998

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